FORUM FUNDS

INVESTMENT ADVISORY AGREEMENT

WITH

D.F. DENT AND COMPANY, INC.

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
DF Dent Premier Growth Fund	0.99%	November 1, 2019
DF Dent Midcap Growth Fund	0.75%	November 1, 2017
DF Dent Small Cap Growth Fund	0.85%	November 1, 2017

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of September 13, 2019.

FORUM FUNDS

/s/ Jessica Chase
Jessica Chase
President, Forum Funds

D.F. DENT AND COMPANY, INC.

/s/ Daniel F. Dent
Daniel F. Dent
President